Exhibit 99.1

Transcript of 2010 Financial Guidance Call

Pharmaceutical Product Development, Inc.

January 20, 2010

Operator: Good morning. My name is Shawn and I will be your conference operator today.

At this time, I would like to welcome everyone to the PPD 2010 financial guidance conference call. (Operator Instructions). At this time I would now like to introduce Mr. Luke Heagle, Director of Investor Relations. You may begin, sir.

Luke Heagle: Good morning and welcome to PPD’s 2010 financial guidance Conference Call.

In addition to the Press Release, slides are available on our website at www.PPDI.com.

I would like to remind everyone that except for historical information, all the statements, expectations and assumptions discussed in today’s call are forward-looking statements that involve a number of risks and uncertainties. Actual results might differ materially from those in the forward-looking statements. Information about factors that could cause actual results to vary is disclosed in the Press Release announcing our guidance and in the SEC filings for PPD, copies of which are available free of charge from our Investor Relations department.

Our 2010 net revenue forecast excludes reimbursed out-of-pockets. Although this non-GAAP financial measure is not superior to or substitute for GAAP net revenue, we exclude reimbursed out-of-pocket from our forecasted net revenue because they are difficult to accurately forecast and are immaterial because they do not affect operating income, net income or earnings per share. We also believe this non-GAAP measure is useful to investors because it more accurately reflects the net revenue that PPD will generate from its services and because it is useful in making period-to-period comparison. Our 2010 gross margin and operating margin projections exclude stock option expense under FAS 123R. We believe these non-GAAP measures will provide useful information to investors regarding anticipated operating performance and allow for more accurate period-to-period comparison.

I will now turn the call over to our Chief Executive Officer, David Grange.

David Grange: Thank you and good morning.

Throughout 2009, we took a number of critical steps to streamline the organization and realign our business to respond to the changing market environment, address evolving customer needs and position the Company for long-term growth and success. I would like to frame our forecast for 2010 based on our view of the current market and our goals for the future. We believe that our base CRO business is going to pick up in 2010 and beyond. The core business model of pharma, the development of new patented medicines, is intact. This model is revenue-based and R&D spending is necessary to drive future revenue growth.

Credit Markets appear to be coming back to 2008 levels and the IPO window is opening, signaling that biotech should improve.

We have entered 2010 with clear objectives to restore growth in our business and intend to continue the momentum in the year ahead to create value for shareholders. Total Company net revenue for the full year of 2010 is expected to be $1.31 billion to $1.43 billion and diluted earnings per share for the full year is projected at $1 to $1.12. By quarter, we expect diluted earnings per share to be $0.13 to $0.15 in Q1, $0.15 to $0.17 in Q2, $0.32 to $0.36 in Q3, and $0.40 to $0.44 in Q4. We believe the CRO market growth drivers are in place, and I will now provide some of our perspectives on the current market environment and our strategy to drive growth in 2010. Our Chief Financial Officer, Dan Darazsdi, will then provide detail on our 2010 financial guidance followed by an operational review from our Chief Operating Officer, Bill Sharbaugh.

The challenging economy and evolving business environment continue to drive change across the biopharmaceutical industry, and CROs are expected to play an increasing role in bringing drugs to the market. In this environment, clients want to know that our employees will be as responsive, proactive and passionate as their own employees. In 2010, we will continue to enable and empower our employees to be resourceful and creative, to add the greatest possible value for our clients.

Maintaining a strong customer focus is critical to our future success. As we stated in our third quarter earnings call, we will continue to be adaptive, responding to constantly changing client needs and changes dictated by the marketplace. We will also continue to seek strategic acquisitions and alliances in the pursuit of new services and technologies to better serve our clients and to accelerate our growth.

We expect the CRO market to grow in 2010, driven by modest R&D spending growth and increased outsourcing of both development and discovery work. Market conditions and pressures on biopharmaceutical companies to control costs are resulting in increasing opportunities for CROs to enter strategic, long-term partnerships with clients. Pursuing strategic outsourcing opportunities remains a key priority for us in 2010 and our financial and operating strength provides us the ability to forge new operating models and innovative relationships with current and future clients.

We believe that there will be an increased activity around facility deals and rebadging and PPD is uniquely positioned here due to our large cash position and no long-term debt. We expect strong revenue contribution from existing strategic outsourcing relationships in 2010. PPD is well- positioned to generate revenue growth in line with the overall CRO market growth in 2010.

Our path to success is based on the following factors. First, PPD is one of a small number of companies that can compete for complex global enterprise level outsourcing deals. These are not commodity exercises. We believe that large program outsourcing will require particular strengths in terms of medical and scientific staff. PPD is attracting significant talent to support these programs and to position PPD as a science leader.

Two, our depth and breadth in emerging markets, specifically Asia Pacific, Eastern Europe and Latin America, is a key differentiator, positioning us to capture a greater share of emerging market growth. We are now well- positioned in all Ex-US markets where there is appreciable Clinical Development activity.

This includes China, where we have over a thousand people on the ground and provide a full range of services. R&D spending in China has remained strong throughout the global downturn, and our recent acquisition of Excel PharmaStudies and BioDuro provide a strong expertise in the high-growth Chinese drug development and discovery markets. Next, government support for vaccines is strong, and we are well- positioned. Our vaccine of biologic Center of Excellence in Wayne, Pennsylvania will strengthen our ability to capitalize on the expanding market for large molecule lab services.

And lastly, we are proactively expanding our non-traditional CRO services, including a wide range of opportunities with government entities, non-profit organizations and academic institutions.

We will continue to align our business for long-term growth and success, fully integrating and building on our recent acquisitions in 2009. In 2010, we will continue to make strategic investments to strengthen our business models, global footprint and capacity. Along with optimizing our laboratory capabilities through the development of a vaccine and biologic Center of Excellence, we’re also building a Call Center in Sophia, Bulgaria to expand our pharmacovigilance and medical communication services. We continue to implement initiatives to improve sales execution, streamline business processes and strengthen information systems and technology within our core business.

We also believe that the compound partnering business will continue to grow and that the spin-off should facilitate that growth. We are on schedule to spin off this business by mid-2010. This spinoff will also eliminate the earnings dilution from the compound partnering business.

Robust growth will not occur overnight, but we are confident that PPD will regain its position as the benchmark for financial performance in our industry. We are confident with the moves we made in 2009, putting money and effort where our mouth is. Our leadership team is engaged, fully focused, well-coordinated and optimistic. Success will be based on leadership, financial discipline, customer needs, and dedicated well-trained employees. I will now turn the call over to our CFO, Dan Darazsdi, to provide detail on our 2010 financial guidance.

Dan Darazsdi: Thank you, Dave, and good morning.

Net revenue for our development segment in 2010 is expected to grow by approximately 6%. We expect revenue growth to increase as we progress through the year due to strength in EMEA and Asia Pacific regions, fueled by investments in the emerging regions. In addition, while North America growth is soft in the first part of 2010, we expect that it will increase as the year progresses, as well.

The percentage of forecasted revenue for the first half of 2010 already included in backlog is approximately 85%. While gross authorizations increased sequentially in the fourth quarter of 2009, cancellations and adjustments were higher than expected in the fourth quarter due to three large project cancellations, resulting in an average quarterly cancellation rate of 7% of ending backlog per quarter during 2009. Our 2010 forecasted net revenue is based on an average quarterly cancellation rate of 6% of ending backlog per quarter, which is better than 2009 but at the high end of our typical range. We are forecasting average employment growth to be in line with our expected revenue growth in 2010.

Our projected development segment gross profit rates are expected to approximate our targeted 50% of revenue objective in 2010 while operating margin rates are expected to be below our 20% objective due to SG&A investments in our Phase II through IV business, overhead and integration expenses from our acquisitions of Excel PharmaStudies and BioDuro in China, as well as start up expenses from our new cGMP lab in Ireland and Call Center expansion in Eastern Europe. We’re also increasing our investments in IT and Business Development to drive future growth and productivity.

The operating margin rate is expected to improve as we progress through the year, benefiting from the projected revenue growth and our investments. Our entire Management team continues to focus on all SG&A spending and driving efficiencies while selectively investing for future growth and productivity gains.

Our compound partnering business, which is the only business reflected in the Discovery Sciences segment, is on track to be spun out to shareholders by mid-2010. Projections for this segment include revenue from Priligy royalties and R&D and G&A expenses in the first half of 2010, resulting in an expected negative impact on EPS in $0.08 in the first quarter of 2010 and $0.10 in the second quarter of 2010 prior to the spin-out.

Our 2010 guidance includes stock option expense net of tax of $0.10 to $0.11 per diluted share compared to a range of $0.11 to $0.12 per diluted share for 2009. Other income will contribute approximately $0.01 to EPS in 2010, mostly due to nominal yields on investments. For the full year of 2010, we are forecasting an effective tax rate of 28% to 31%.

For 2010, our forecast is also based on an average exchange rate of $1.62 for the Sterling, $1.46 for the Euro and $0.57 for the Brazilian Real. A significant portion of our foreign exchange exposure on earnings is already hedged going into 2010. As a result, if the US dollar weakens resulting in exchange rates of $1.67 for the Sterling and $0.62 for the Brazilian Real, and all else remains equal, the impact on our EPS guidance would be a reduction of approximately $0.015.

We are forecasting approximately 119.5 million weighted shares outstanding for 2010 which is up slightly from 2009. We expect to finish 2009 with a very strong balance sheet including over $625 million in cash and short- and long-term investments. After having made cash outlays for BioDuro, Excel PharmaStudies and our initial investment in Celtic, cash flow from operations in 2010 is anticipated to be between $150 million and $200 million.

We have made great strides in driving down Day Sales Outstanding, and will continue to focus on delivering DSOs in the mid- to high 30s during 2010 in support of our strong cash flow delivery. Our Capital Expenditures should be approximately $75 million $85 million, including investments in our facilities, IT systems and lab requirements including BioDuro in China and our biologics Center of Excellence capabilities. We’re aiming our cash and investment dollars on growth opportunities as evidenced by our AbCRO, Excel PharmaStudies and BioDuro acquisitions. In addition we expect to continue to distribute our quarterly dividend at our present quarterly rate of $0.15 per share for 2010.

This concludes my remarks. I’ll now turn it over to our Chief Operating Officer. Bill?

Bill Sharbaugh: Thank you, Dan.

We are forecasting single-digit revenue growth for the development segment for 2010, while maintaining gross margins and working to decrease G&A. This will deliver development revenue of $1.307 billion to $1.427 billion and EPS of $1.18 to $1.30.

Our view at PPD is that the value proposition of outsourcing should continue to gain momentum, leading to increased penetration. The CRO market should grow, and in 2010, PPD will continue making investments in spite of a sluggish economy and nominal increases in R&D spending by pharma. As Dave noted, we will nourish the acquisitions we made and proactively seek new partners, alliances, services and technologies.

A key priority for the Management team over the next year is growing the top line. We will remain opportunistic about inorganic growth and PPD is fortunate to have the financial strength to pursue meaningful acquisitions. For base organic growth, we are focused on winning more strategic alliances, offering new and flexible operating models, entering the discovery outsourcing market, becoming the dominant CRO in Asia Pacific, extending our biologics and vaccine lab services, and concentrating on government and non-government organizations engaged in healthcare.

In order to take advantage of the current environment, PPD has become more customer-focused and adaptive to the changing needs of individual biopharmaceutical companies. In many cases, this requires our business development, operations, and support functions to operate differently but in unison. The traditional models of outsourcing are yielding to new approaches by biopharma, VC-funded development companies and CROs. As an example, PPD was recently selected as a strategic partner to a Big Pharma company with a large oncology portfolio and together, we are implementing a new operating model.

The Management team will continue to implement cost containment measures aimed at G&A control to assist the bottom line. Several initiatives are planned to kick off in the first quarter to reduce our supplier costs and tightly manage operating expenses. For the Phase II through IV business, we expect to see moderate revenue growth across all regions in 2010, with EMEA and Asia Pacific showing the most expansion.

Overall, our growth is weighted to the second half of the year as we adhere to our commitment to invest in our newly acquired businesses and overall capability in the first half of the year.

In 2010, we are forecasting a better year for our labs. The Phase I clinic is expected to rebound. The GMP lab and global central lab should both return to growth. The bioanalytical and biologics laboratory should continue to grow and BioDuro add some nice top line growth.

That concludes my comments and I’ll turn it over to our CEO, Dave Grange.

David Grange: Thanks, Bill.

Available for the questions is myself, the Executive Chairman, Dr. Eshelman, the CFO, the COO, and our Chief Medical Officer. We’ll have your questions now, please.

+++ q-and-a

Operator: (Operator Instructions).

Your first question comes from the line of Ross Muken from Deutsche Bank. Your line is open.

Ross Muken: Good morning, gentlemen.

So as we look to sort of the theme here, it seems as if you guys are really focused on sort of the turnaround in the business and regaining momentum and clearly, it seems like you’ve taken some early steps to that. Can you talk a bit about when you sort of strategically dug in here and thought about the business on a multi-year basis, what were the pieces that you felt like needed to be changed on a more near-term basis versus some of the investments you’re looking at longer term, and as we look at how this plays out, on a 12-, 24-, 36-month basis, where do you see sort of the early benefits in terms of some of the things you’ve done and what do you think will take a bit longer in terms of gaining traction in the P&L?

David Grange: I’ll start off on that, Dave here.

First of all, we knew we had to review our strategic footprint globally in order to meet the complex trial demand of large clients. We’ve started doing that as you can see with Eastern Europe and with Asia Pacific with Excel and BioDuro. At the same time we’re spinning off the compound partnering part of the business because they will both be, we believe, more successful in their own entity as separate companies. That will help. We have modified some of our business models to support the client needs, the different types of clients, with the current market conditions the way they are and going forward for three five-year runs with this strategic partnerships and alliances that Bill had mentioned.

All those things provide some short-term revenue-generating opportunities as well as build for the future as the market evolves and we continue to position ourself globally.

Ross Muken: And relative to the commentary on cancellations and what you saw in 4Q, do you feel as if now that you revisited the backlog again and we’ve seen a bit of a normalization in the market and some of the larger M&A deals have started to close and we’re kind of concluding a lot of the budget cycle for the year for ‘09 and we’re moving on to obviously a new budget, do you think a lot of that noise has sort of played out or do you expect some of that to carry through on the cancellation side or on the gross business win side into the first part of next year?

Dan Darazsdi: This is Dan. I’ll just touch on that.

Our expectations as we go into 2010 are that the dynamic from ‘09, which was quite heavy in cancellations, is going to improve through the course of the year and after working through the challenges from a Big Pharma, Big Biopharma, viewpoint through the course of ‘09, we think things are going to get back to a more normalized, more typical level relative to the cancellation rate.

Ross Muken: And any color on the three large cancellations that we saw?

Dan Darazsdi: The only thing I’d say about the three large cancellations, we’ve gone back and done a lot of in-depth analysis. I can say that none of the cancellations were based on project performance or based on the way PPD has operated in those projects. They’re all due to a client decision regarding the compounds, so it’s not based on a performance issue.

Ross Muken: That’s really helpful. Thank you very much.

Dan Darazsdi: You’re welcome.

Operator: Your next question comes from the line of Robert Jones from Goldman Sachs. Your line is open.

Robert Jones: Thanks for the question guys.

So you touched on strategic arrangements and those are being targeted to help drive growth in the business this year. I was wondering if you could give us a few examples of the types of strategic arrangements you’ve been presented with most recently and if that’s varied from client to client.

Bill Sharbaugh: This is Bill Sharbaugh.

It does vary from client to client. I mentioned one in this call that’s new. It’s oncology-focused and it’s with a Big Pharma company so that one is very therapeutically-focused and there’s a really unique operating model associated with it.

We continue to have discussions with clients around, as Dave mentioned previously, facilities and rebadging type of scenarios. The same client can even have different needs and different parts of their business, and PPD is much more flexible and open to operating in the manner that a particular client is interested doing, so that can be in more of an FSP type of arrangement. That can be more of a full-service type of arrangement. That can have a geographic flavor to it, that can have a functional flavor to it. Bottom line is there is no one-size-fits-all out there, and we’re certainly capable, willing and able to handle anything that comes our way.

Robert Jones: That’s helpful, and then just one other question I had on the progression of guidance throughout the year, and I know you touched on this a little bit, but I was wondering if you could just share with us the drivers that give you confidence in a better back-half than front-half specifically in the North American business, that would be helpful.

Dan Darazsdi: This is Dan.

A couple comments. One is you probably want to touch on the margins in total a little bit too, so of you really think about what’s going to happen based on our expectations sequentially through the course of the year, we’ve got a little bit softer revenue in the first half of the year. We expect that to pick up over the course of the year as the benefits from some of the strategic partnership relationships start to come through.

In addition to that, one of the bigger drivers is the integration expenses in Excel and BioDuro are going to be front-end loaded per our investments focused to get them to where we want them on a ongoing basis, so we’ve got higher integration expenses in the front-end of the year and then we’ve got the cGMP lab starting in Ireland and we’ve got the Call Center starting in Eastern Europe. Both of those are both heavier front-end loaded relative to the costs required, and also they take some time to ramp up from a revenue viewpoint, so you get margin rate expansion through the course of the year. As you get more revenue and less integration expenses running through those. So those are some key drivers. Relative to North America, with our strategic focus on the partnership space, we think that’s going to generate some positive benefits for our North America business going through the course of the year.

Robert Jones: That’s helpful, thanks.

Operator: Your next question comes from the line of John Kreger from William Blair. Your line is open.

John Kreger: Thanks very much.

Dan, could you just expand a bit more on BioDuro and Excel. What sort of contributions can we expect from those companies, especially in terms of the top line?

Dan Darazsdi: Yes, it’s a great question.

As we look into 2010, our expectations relative to BioDuro and Excel generate about four percentage points of our growth in 2010, so kind of a top line order of magnitude that’s what we’re looking for from both the combined acquisition of Excel PharmaStudies and BioDuro.

John Kreger: Great, and are you expecting those entities to be pretty strong growers out of the box or is that based on a more stable revenue base?

Dan Darazsdi: We expect them to grow through the course of the year.

John Kreger: Okay, and then how about their profitability relative to PPD’s average?

Dan Darazsdi: BioDuro, will be a good contributor through the course of 2010, but increasing as we go through the course of the year benefiting from investments that we’re making early on, so it’s going to take them some time to get up to the PPD standard.

The Excel PharmaStudies will be a bit of a drag on the Asia Pacific margins for some time until we get them up to our kind of run rate expectations, but looking out into the future we think both of them are going to be able to contribute at our targeted rates over time. It’s just as we make investments we need to make those targeted at driving the productivity benefits and the revenue generation to make that happen.

John Kreger: Okay, great, thanks, and then switching gears to Compound Partnering, would you be willing to give us what you expect that business to do on a full-year basis? Should we assume that spending continues to ramp throughout the year realizing it won’t hit your P&L for the full year?

Fred Eshelman: Yes, John, this is Fred.

John Kreger: Hi, Fred.

Fred Eshelman: I have to be a little careful here commenting about second half of the year because Compound Partnering will be a separate publicly traded Company, and I’m already getting glared at by the lawyer, so let me just say that, as you know, we in-licensed a couple of compounds from J&J, we filed an

IND in the derm space, we’re still looking at some other assets that we had in terms of revitalizing spending, so I think it’s a reasonable expectation to say that the spending that is captured by PPD in first half will continue to increase in Spinco in second half as it goes forward as an independent Company, but remember in the second half and going forward, you really have a flip-flop in terms of the model because Spinco goes from being dilutive to PPD to being accretive in the sense that we anticipate that the CRO work necessary for Spinco will be done at arms length with PPD, so it goes from a dilutive source to an accretive source in the second half of the year.

John Kreger: Interesting. Okay, thank you.

And then just a final question. I’m guessing with the tough environment over the last year, you guys probably had some interesting discussions about the trade-off between pricing and hit rate versus maintaining your margins. Where do you stand with that trade-off at this point? Are you really sticking to that same 50/20 goal, or have you decided to compromize a bit on that in the short-term to drive hit rate up?

David Grange: We still have that goal and it drives the financial discipline in the Company. It also helps us in discussions on how to streamline and find efficiencies in our services, but sometimes you can’t hit that particular margin, depending upon the type of work you’re doing with that particular partner, so overall in the Company that is the goal. Individually we modify as needed.

Fred Eshelman: John, I’d add to that.

As you probably noticed by the qualitative aspects of some of the moves that we are making, those being in discovery sciences, outsourcing, and those being in a measurable increase in the medical and scientific talent at PPD, we are moving toward value-added things to do and moving away from a commoditization as fast as we can go.

Now, Dave is right. There are realities of the market, but in the longer term, none of us have any interest in running a supermarket and we’re not going to do it here.

John Kreger: Very helpful, thanks very much.

Operator: Your next question comes from the line of Greg Bolan from Wells Fargo Securities, LLC. Your line is open.

Greg Bolan: Thanks for taking the questions.

Dan? Just a housekeeping question. I may have missed, this but can you tell us the tax rate you’re using in your guidance?

Dan Darazsdi: Yes. Greg, our tax rate is — let me try to get it exactly right, 28 to 31, and that’s compared to ‘09 which was around 27 to 28, which was a significant improvement. We had some benefits from some specific tax credits in 2009.

Greg Bolan: Got it. That’s helpful, and then just looking at guidance in your assumption for profitability over 2010, I understand some of this is driven by expectation for improving margins, but with regards to your assumption for improving revenue growth, can the current backlog trajectory support this improvement, and then just can you talk about your assumption for net book-to-bill in 2010?

Dan Darazsdi: We don’t, as you know, talk to book-to-bill outlook into the next year so, of course, we need to have good authorization performance through the course of 2010 in support of revenue growing. I gave you some indication in terms of the backlog and how that runs out into the first half of the year but, of course, we’re expecting good authorization performance through the course of 2010.

Greg Bolan: That’s helpful, and then lastly, just touching on your comments around facility investments, Fred or Dave, can you talk about the type of facilities you are looking at and where?

David Grange: You’re talking about with the investments in the first half?

Greg Bolan: Correct.

David Grange: Yes, that’s mostly to integrate and build on the 2009 acquisitions to make sure they’re integrated to the standards of PPD globally, so we’re taking really a local, but very robust, CRO of Excel and transforming them to a global entity, as one example. BioDuro, it’s a very well-fitted facility, but there’s upgrades that are needed and growth that is needed with some of the things that Fred talked about on the discovery end and being the lead in the science area and some of the services that we provide, and there’s some IT and a few other things with the Call Center in Bulgaria opening up, the GMP lab in Ireland, so it’s pretty much what we have purchased. There are some internal things with PPD overall, but most of it has to do with the new acquisitions and bringing them into PPD’s fold to operate as a global unit.

Greg Bolan: And actually I apologize. I was really actually referring to, I think there was mention about facility investments around — or potential strategic partnerships and having some type of facility that would be involved in these, maybe call it this “asset transfers.” I was actually referring to that, I apologize. Is there a particular area within the world, or what type of facility would you be looking at from an asset transfer standpoint?

Fred Eshelman: This is Fred.

We are having very high-level discussions with several pharma companies in terms of how they are going to adjust their models going forward, how PPD might be helpful. We believe that pharma companies are increasingly looking at the types of activities they’re involved in internally, and re-adjusting their models so that anything that does not drive value, they’re going to let somebody else do it.

So for example, if there are certain things that have to be done from a regulatory standpoint, there’s no reason in particular for a pharma company to keep the big assets on their books or keep the people on their books for doing that kind of stuff, if this can be transferred with good quality outside and allow them to divert more funding to things that actually move the needle internally, and we think more and more of that is going to happen.

The pieces that we would probably be most interested would be things where it might be a new business line for PPD. It might be something like the vaccine deal with Merck where we got into a field where we had pretty clear sailing in terms of very little competition that we knew about, so in these discussions we are going to be careful to pick things where we think the market is right, pick things within our capabilities and pick things that we think can grow and give us a decent IRR on the investments that we’re making.

Greg Bolan: Very helpful. Thanks, Fred.

Operator: Your next question comes from the line of David Windley from Jeffries & Co. Your line is open.

David Windley: Hi, thanks for taking the questions.

I wanted to touch on the earnings ramp. Are there specific revenue streams that you have line of sight to that are kicking in later in the year, I guess toward the middle of the year, is what I’m thinking, that are contributing to the back half being stronger and having stronger growth and in that, I guess I’m thinking of a variety of the strategic deal that you’re announcing today, that Bill talked about, the five that you announced on the third quarter call, the two acquisitions — I’m just wondering if you can provide a little bit of context around some of those things as to whether any of those have specific revenue streams that are contributing to a stronger back half.

Bill Sharbaugh: This is Bill Sharbaugh.

First of all, we’ve announced a variety of partnerships over the past couple of calls. As you know they take some time to develop and mature into a consistent revenue stream, so we’re certainly expecting that to happen.

I think secondly, we are optimistic about the market. We can’t predict when it’s going to turn around but certainly, if healthcare goes down that’s probably a positive sign for pharma in general, and we do think that pharma companies, as was mentioned, will continue to spend. So we do see light at the end of the tunnel, that’s part of what’s going on, and I think Dan mentioned that in our forecast, 85% of our backlog is reflective of the revenue that we’re going to generate, so we certainly have some aggressive goals in the second half of the year, no doubt about it, but as a Management team we’re very focused on making that happen.

David Windley: Okay, has the—

Dan Darazsdi: Dave, this is Dan.

Let me just — I want to make sure we’re clear. Sorry Dave— so the comment around the — so 85% of our first-half revenue is in backlog, just so that topic is clear.

David Windley: Right, understood. And drilling in maybe one more level, on the vaccine deal, that came with some accompanying commitments to the central lab. Has that volume begun to increase already, I mean have those commitments begun to hit?

Bill Sharbaugh: The answer is yes. We certainly have received authorizations and generated revenue off that aspect of the relationship.

David Windley: Okay.

Dan Darazsdi: And Dave just to continue to that, another thing you need to appreciate is there are a number of our strategic investments that actually do have a ramping effect as we go through the course of the year and specifically a CMP, the cGMP lab in Ireland is just starting up in the beginning of the year, getting to more revenue production at the end of the year. Same with the Call Center in Eastern Europe. As Fred talked about the, Spinco revenue becomes PPD revenue in the back half of the year, and then ramping on Excel and BioDuro, so I just wanted to make sure you get real good context around that.

David Windley: Right, that’s very helpful, and on a couple of things you mentioned, on cGMP and Call Center, are you building those out with clients pre-committed? That’s probably not a word, but pre-committed to sending business when they are complete?

David Grange: In our strategic decisions, we try to match the growth or the purchase of an entity with the demand from the clients, so they’re matched up, so they are accretive as soon as possible. I think that’s the best way to answer that.

Fred Eshelman: Yes, I might add to that. This is Fred.

David Windley: Hi, Fred.

Fred Eshelman: The cGMP thing in Ireland, we’ve been pressured by some of our Management in cGMP and labs in general for some years to expand into Europe, and I always said, as you’re alluding to, I’m not going to build it and see if they come, so prove to me that there is a drive for that business in Europe that will not cannibalize what we’ve got in Wisconsin, and I think the market research we did around that specific with clients was such that we felt good about making the investment. We felt good about — that business is there, so did we have a guarantee from anybody? No, but did we test the market pretty good? Yes, I think we did and in terms of the Call Center in Bulgaria, Dave’s absolutely right. There again, we didn’t have somebody say well, you know, we’ll do this if you do that.

On the other hand, we do have some business that we are bidding for that we think we’re in a very strong position to win that would immediately start to be layered into that activity in Bulgaria, so what I’m saying is there aren’t any guarantees but we’ve pushed the envelope on probability about as far as we can.

David Windley: Okay, and then thank you for that, Fred. It’s helpful.

My last question would be, Dan, is it possible if you take what seemed maybe four — a few more things Excel, investments BioDuro, integration investments, the cGMP spending in advance of, obviously getting that ready until revenue does come in, and Call Center same way, is it possible to tie a string around those quantifiable items and kind of say in the first half of the year, we’re going to be spending X million dollars on those items that will probably begin to generate more meaningful revenue perhaps in the second half of the year. Is it possible to put a number on that?

Dan Darazsdi: I don’t think that’s one we can really just tie up in a number because the nature of the investments and the impact on the margins are different, so I just think you have to think about it in the context of those are putting some margin rate pressure on the first part of the year. As we don’t need to invest as heavily because we’re getting them to where they need to be at the back half of the year and the revenue starts to ramp from those investments then, we get some expansion, but I think about it in kind of those terms, Dave.

David Windley: Okay, thank you.

Operator: (Operator Instructions). Your next question comes from the line of Sean Wieland from Piper Jaffray. Your line is open.

Sean Wieland: Thanks.

Can you share some of your macro level assumptions for when you were doing your top down analysis, specifically I’m thinking about the overall pharma R&D spending growth in 2010?

David Grange: Yes, I think that we did mention some comments on our expectations of growth — client growth in those areas, how fast we think we’re going to grow, their demands on certain types of services and where they would like to conduct some of those services when we look at it globally. So yes, we take a detailed look of the market environment, the clients needs, competition, all of those factors that would affect our decision-making, and so right now, our penetration — we look at our penetration rates. Can we get other businesses? We mentioned a few areas earlier on the call where we can increase our business buckets, so all that is analyzed.

We think there’s more opportunity out there than we’ve been going after in past years, we’re going to go after that in 2010. Those are just a few comments on that question.

Fred Eshelman: Yes, just to add a little color on that, I think Dave’s absolutely right, but to your specific question there’s not much in the model in terms of absolute increase in R&D spend in particular for pharma.

As opposed to biotech, whereas Dave noted, the debt markets are back to where they were in ‘08, the IPO window appears to be opening in a number of places, which gives us confidence that the biotech sector may well outgrow the pharma sector in terms of background R&D spend, but again, that’s not the primary driver in the way we model.

Sean Wieland: Okay. And one other quick question is, today in the news, of course, is the democrats losing their supermajority in the Senate. Does that impact your clients thinking about R&D investments in the future prospects for healthcare reform?

David Grange: Yes, they probably wonder why they cut that $80 billion deal.

Sean Wieland: Okay, but no, but seriously, do you think that that, anyone among your clients is going to incrementally more positive or negative based on that today?

Bill Sharbaugh: I’m the one who made the comment so I’ll take the heat. Look, not at the sort of the R&D sourcing level or decision makers probably in late stage development, but one would have to think it flavors perhaps the sentiment of the c suite in pharma. At least that’s my personal opinion.

Sean Wieland: Okay, thanks for the comments.

Operator: Your next question comes from the line of Douglas Tsao from Barclays Capital. Your line is open.

Douglas Tsao: Good morning. Thanks for taking the questions.

Dan, I was just hoping that you could give us the full year backlog coverage. You obviously gave us the 85% number for the first half of the year.

Dan Darazsdi: Yes, Doug, we’ve rolled out the backlog, of course. The challenge with the backlog is you go further out — we’ve got more revenue coming from authorizations, the cancellations, so I’m kind of a little bit reluctant to provide that far a number out based on the year-end backlog just because of the dynamics of backlog once you get out past the first couple quarters. I think it’s appropriate to give you insight in terms of going into 2010, what kind of revenue is coming right out of the year-end backlog.

After that, the model is a lot more complex and so I think it’s probably appropriate we strike it the way we did.

Douglas Tsao: Okay, and then in terms of the strategic deal —

Dan Darazsdi: Hey Doug, let me just to help there also. I’d tell you the general duration, which we do give, is running at about 37 months, which is pretty consistent with what it has been running over time, so if that helps, that might be a number that could help you out.

Douglas Tsao: Okay, and then in terms of the strategic deals that you indicate or expect are going to be driving growth, I was just hoping you could provide some sort of breakdown in terms of how many of those have actually been signed, how many you are in sort of late stages of negotiations and what sort of broader ones you might sort of just simply be building into your model as sort of an expectation of where the industry is headed?

David Grange: Yes, we reported in Q3, five confirmed that we signed. We’ll report on fourth quarter when we do that call and, of course, Bill talked about as we’re going into 2010 how we’re in discussions on others, so we’ll report those per quarter once they’re confirmed.

Douglas Tsao: But I guess, Dave, my question was more driving at what percentage of the revenue growth is coming from those specific deals right now.

David Grange: Yes, I don’t know how — if I should get into numbers on that.

One thing to keep in mind when you have a strategic deal with a partner and it’s set up for three to five year run, it may be in one therapeutic area, it could be in a functional service, it could be in a guarantee of a certain amount of work for each year, and it’s usually a range, it’s not a specific number, you just know that this is historically the kind of business that they outsource for that particular, for their company, and you’re going to get a certain part of that most probably, and you can kind of put those numbers together, which helps on your estimate. But I can not give a specific number per client.

Fred Eshelman: Yes, this is Fred. If we could cut to the chase here just a little bit, in building our sales model for 2010, this was a bottom-up build.

In other words, we went through that client by client in terms of the expectations for 2010, so inherent in that, of course, would be to pick up whatever the expectation is for these things that we are signing, along with the expectations from other clients, other segments of the market and so forth and so on. And let’s also be clear that although Dan has said that first half of the year, we can account for 85% of the revenue from existing backlog, there’s no question that in the last half of the year, if we’re not successful in hitting some of our sales goals, we’re not going to hit the targets, so let’s be clear on that.

Douglas Tsao: And then my model question and I’ll hop out. I was just wondering if you could provide some comment or color in terms of how your forecasting process might have changed this year versus the last couple of years.

David Grange: Well, I’ll lead off and Dan will follow.

We know what is available out there and a few other things on RFP flow, what we expect, what we’re going after, so we come up with that number, the bottom of bill just like Fred said, so we have that laid out to add to the equation.

Dan Darazsdi: I think to Dave’s point we’ve gone through a very rigorous bottoms up review, both on the top line drivers, so we get a good beat in terms of the revenue projections, as well as detailed department by department budget roll ups to make sure that we’re investing in the places we want to invest and we’re continuing to drive productivity, so I’d just say it’s a very rigorous bottoms up process where the Management team reviewed the business plans in detail.

Douglas Tsao: Okay, great. Thanks a lot.

Operator: Your final question comes from the line of Sandy Draper from Raymond James & Associates.

Sandy Draper: Yes, good morning. This is actually Jake in for Sandy. Just had a couple of quick questions.

We’ll start off with a clarification, if you could. You referenced the three large cancellations that occurred during the fourth quarter and your expectation for a cancellation rate at about 7% of ending backlog. Could you just clarify, is that for the year or just the fourth quarter specifically, or maybe both?

Dan Darazsdi: This is Dan.

The three large cancellations were fourth quarter, as I indicated, and the 7% backlog cancellation by quarter is an average for 2009.

Sandy Draper: Got it, okay, thank you.

Dan Darazsdi: Sure.

Sandy Draper: And then moving on to the revenue performance expectation, if I could, with respect to BioDuro’s and Excel’s contribution of the four percentage points of revenue growth in 2010, I just want to make sure I’m understanding your organic growth expectations correctly. So backing that out, you’re approximately expecting an organic revenue growth contribution in the low single digits, is that evaluation about correct?

Dan Darazsdi: Yes.

Sandy Draper: Okay, and then within that, are you banking in any CRO revenue for any work that will originate from the spun-out Compound Partnering unit in the second half, or does that completely exclude that?

David Grange: This is Dave.

Yes, we are.

Sandy Draper: Okay, great. Thank you very much.

Operator: There are no further questions at this time. Do you have any closing remarks?

David Grange: I do. I just want to close with that 2010 marks PPD’s 25th anniversary as a drug discovery and development services organization, and we intend to fully embrace our heritage of excellence and execution, the financial health, innovation and standards of quality to maximize value for all of our stakeholders in the year ahead.

I want to thank everybody for joining us today on the call. Appreciate your time, and that concludes our call.

Operator: This concludes today’s conference. You may now disconnect.